Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
September 18, 2019

Farmers and Merchants Bancshares, Inc.	Contact:	Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H		President
Hampstead, Maryland 21074		(410) 374-1510, ext.104

FARMERS AND MERCHANTS BANCSHARES, INC. DECLARES 75% STOCK DIVIDEND

HAMPSTEAD, MARYLAND (September 18, 2019) – On September 16, 2019, the Board of Directors of Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), declared a 75% stock dividend payable on October 31, 2019 to stockholders of record as of October 4, 2019. The dividend will provide each stockholder with an additional 0.75 shares for each share owned as of October 4, 2019. After the dividend is paid, each stockholder will hold 1.75 times as many shares as he or she had on the record date and each share will be worth 57.14% of what it was worth immediately prior to the dividend. Each stockholder’s percentage ownership in the Company will remain unchanged after the dividend - there is no dilutive effect. Additionally, the dividend should not have any U.S. federal income tax consequences. The last stock dividend received by stockholders was paid by the Bank in 2013.

James R. Bosley, Jr., President and CEO, commented “The 75% stock dividend reflects our confidence in the future operating results of the Bank, as well as our ongoing determination to build long-term stockholder value.”

About the Company

Farmers and Merchants Bancshares, Inc. is a registered bank holding company and the parent of Farmers and Merchants Bank. Farmers and Merchants Bank was chartered in Maryland in 1919, and is currently celebrating 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30 and Route 795 corridors from Owings Mills, Maryland to the Pennsylvania State line. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, and Westminster. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through NASDAQ’s Over-The-Counter Bulletin Board under the symbol “FMFG.OB.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factor.